UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

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PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

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BioMed Realty Trust, Inc.
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BioMed Realty Trust, Inc.

2013 Annual Meeting of Stockholders to be held on May 29, 2013

Supplemental Information Regarding Proposal 3: Non-Binding Vote on Executive Compensation

Dear Fellow Stockholders:

At the 2013 Annual Meeting of Stockholders to be held on May 29, 2013, BioMed Realty Trust, Inc.’s stockholders will cast a non-binding advisory vote to approve the compensation of our named executive officers (the “say-on-pay” proposal). This Proposal 3 is described on page 18 of our 2013 proxy statement, with more detail provided in our Compensation Discussion and Analysis on pages 34-58. This Supplemental Information is being provided to give you additional information regarding Proposal 3. Our Board of Directors has recommended that you vote FOR Proposal 3.

As a part of our Compensation Committee’s extensive re-evaluation of our executive compensation philosophy and program in 2011, we solicited feedback from our top 50 stockholders, representing over 90% of our total shares then outstanding. We used the feedback received from our stockholders and implemented certain fundamental changes to our compensation program, which were described in detail in the Compensation Discussion and Analysis section of our 2012 proxy statement. Proxy advisory firms ISS Proxy Advisory Services (“ISS”) and Glass Lewis supported our new compensation program and both recommended that their clients vote in favor of the company’s say-on-pay proposal. Most importantly, at our 2012 Annual Meeting of Stockholders, 98% of votes cast were “FOR” our say-on-pay proposal, which we believe represented a strong endorsement from our stockholders of our overall executive compensation program and the changes implemented by our Compensation Committee for 2012.

Our executive compensation program, which is designed to strongly align compensation with our company’s performance, goals and strategies and to promote responsible pay and governance practices, has not changed since the time of the 2012 Annual Meeting of Stockholders. This program is described in detail beginning on page 37 of our 2013 proxy statement and includes, among other things:

•	An objective, formulaic annual bonus program, where annual bonuses are tied to achievement of predetermined “threshold,” “target,” and “maximum” performance goals;

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At least 50% of long-term equity incentive awards are performance units, the number and value of which, if any, will be paid out based on our total stockholder return performance relative to our peer group over a multi-year period, with no dividends paid or accrued on the performance units prior to vesting or upon conversion;

•	No employment contracts, guaranteed base salary increases or minimum annual bonuses;

•	No “single trigger” severance payments and no tax gross-up payments for “excess parachute payments”;

•	No special perquisites or benefits and no supplemental executive retirement plan;

•	Post-vesting stock retention guidelines, stock ownership guidelines, a clawback policy and an anti-hedging policy; and

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Annual review of our peer group by our Compensation Committee for benchmarking compensation levels and annual risk assessment of pay practices, with input from its independent compensation consultant, Pearl Meyer & Partners, LLC.

Notwithstanding our outreach and interactive engagement with our stockholders and their corresponding support in 2012 for our executive compensation program and practices noted above,

ISS recently recommended that its clients vote “AGAINST” our say-on-pay proposal. ISS made this recommendation in light of what it describes as a “pay for performance misalignment.” In 2012, ISS’ recommendation was “FOR” our say-on-pay proposal. We believe this reversal of ISS’ recommendation for 2013 represents an incongruity in ISS’ analysis of our unchanged compensation program year-over-year, and fails to provide consideration for the necessary “runway” for the changes in our compensation program to be fully aligned with their formulaic evaluation of our company’s performance. In addition, we note that another proxy advisory firm, Glass Lewis, recently recommended “FOR” our 2013 say-on-pay proposal because overall we use “objective incentive plans that [they] believe are well structured to align pay with performance going forward” and we have “adopted a range of best market practices that minimize risky behavior among executives.”

After careful review of ISS’ rationale for its recommendation, we believe ISS’ analysis does not take into account our strong pay for performance compensation program and our best practices in the area of executive compensation, in several areas:

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Total Stockholder Return. The ISS analysis is conducted using total stockholder returns based on our company’s 2012 year-end stock price. While for 2012 our total stockholder return was positive, it trailed ISS’ peer group, somewhat forming the basis for ISS’ comments. However, since the end of our fiscal year, our total stockholder return has been 20.4%. Year-to-date one- and three-year total stockholder returns for our company are 27.8% and 49.1%, respectively. This strong stock performance indicates that our stockholders recognize the excellent financial and operating results in 2012, particularly the fourth quarter and full-year results, which had not yet been reported and reflected in the stock price, but which were available to the Compensation Committee in approving 2012 executive compensation.

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Performance Units. ISS’ report states a concern that “not all performance awards utilize true long-term performance-periods,” commenting that a portion of the 2012 award was based on a one-year performance period. The report fails to note that these shorter periods are only applicable for the initial transition period during which the performance units are being phased in, as discussed on page 52 of the 2013 proxy statement. Performance units granted in January 2012 are based on one-, two- and three-year performance periods, while performance units granted in January 2013 are based on two- and three-year performance periods. Under the current compensation program, the performance units issued in 2014 and beyond will be based on three-year performance periods, since we will at that time have completed the initial phase-in of the program.

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The ISS report also indicates that target vesting of performance units based on relative TSR in the 50th percentile of our peer group and threshold performance of above the 25th percentile “may not be viewed as particularly rigorous.” We believe this viewpoint is misplaced and that the plan design is consistent with market practices. Further, we note that the ISS report takes only passing notice of the fact that the performance units granted to our executive officers in January 2012 based on the one-year performance period during 2012 were forfeited in their entirety despite strong operational results, as threshold performance was not met for any payout. This forfeiture illustrates that the plan is functioning as intended and reinforces the true pay-for-performance nature of our compensation program.

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Rigor of Performance Measures. ISS’ report states that the “target goals under the annual incentive program do not appear to be adequately rigorous.” The report fails to acknowledge the detailed rationales for the target levels chosen by our Compensation Committee starting on page 45 of our proxy statement. In particular, the ISS report fails to note these key observations:

¡	Interplay of Performance Measures. ISS’ analysis does not address the interplay of the performance measures, which were carefully selected and designed by the Compensation

Committee to incentivize the appropriate balance among numerous goals that are intended to further align our executives’ compensation with our company’s continued long-term success: delivering financial results, prudently managing our capital structure and executing on external and internal disciplined growth.

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CFFO. The target level for 2012 for CFFO, or core funds from operations (excluding acquisition-related expenses), per diluted share, represented the target level publicly disclosed in our guidance to the investment community at the beginning of 2012. The target level for CFFO per diluted share was challenging to achieve, as it is set at a level that assumes strong execution on the company’s leasing, investment, financing and operating goals. As discussed on page 36 of our 2013 proxy statement, our 2012 CFFO per diluted share results represented a 9.2% increase over 2011.

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Leasing Targets. Our gross leasing target for 2012 represented the target level publicly disclosed in our guidance to the investment community at the end of 2011. In comparing the 2012 leasing target to 2011 leasing results, the ISS report fails to recognize that leasing targets become increasingly more difficult to attain as a result of positive net absorption and the increase in our company’s portfolio occupancy as a result of historical leasing success. As detailed on page 35 of our 2013 proxy statement, our leasing success drove year-over-year net absorption in our same property portfolio of 570 basis points and increased our total operating portfolio weighted-average leased percentage by 4.9% to 92.1% at year-end 2012. Furthermore, each of 2011 and 2012 were exceptional years for leasing. As a result, it is a highly unrealistic expectation to set leasing targets in our industry niche at the same or higher levels than what was achieved in the prior year.

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Acquisitions. ISS’ analysis fails to note the highly disciplined approach to acquisitions that our company has consistently applied and the increasingly competitive space in which we compete for acquisitions. The Compensation Committee believes the acquisition targets are appropriate, given management’s focus on negotiating high quality acquisitions with attractive potential returns, while at the same time delivering on financial and operational goals. Additionally, by not setting a high “threshold” performance goal, the Compensation Committee is creating a balanced framework that ensures that management is not incentivized to take inappropriate risks to pursue subpar acquisitions in order to satisfy inappropriately high volume performance metrics.

•	Peer Group. The peer group ISS utilized is formulaic and does not take into account crucial quantitative and qualitative criteria.

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The ISS peer group includes an externally-managed real estate company, the executive officers of which do not receive any salaries, bonuses or other compensatory benefits, other than share grants. Instead, these components of compensation are provided to the executive officers by the third party manager, and not included in the summary compensation table, which results in a significant understatement of compensation for these executive officers.

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The ISS peer group does not accurately reflect companies with which we compete in our business or for executive talent, and includes real estate companies focused in traditional office space and hotels, among other unrelated real estate product types. The rationale utilized by the Compensation Committee, based on the members’ extensive industry and company understanding, in determining our peer group is discussed in detail beginning on page 41 of the 2013 proxy statement.

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As described in detail on page 42 of our proxy statement, we balance the foregoing qualitative considerations with achieving a “right-sized” and balanced peer group, where we fell at the median in total assets at year-end. By comparison, in terms of total assets at year-end 2012, we were at the 77th percentile of ISS’ peer group and were 28% larger than the ISS’ peer group median.

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Discretionary Bonus. ISS’ report takes issue with the discretionary bonuses granted to our executive officers, which were primarily related to the successful execution and integration of our first international investment, a 472,000 square foot, eleven-building life science campus in Cambridge, United Kingdom. As discussed in detail on page 51 of our 2013 proxy statement, this achievement was not anticipated by the Compensation Committee when annual incentive targets were initially set in January 2012 based on then-existing business plans and budgets, and represents a significant strategic step for our company. As such, our Compensation Committee determined to provide this discretionary bonus, representing a modest 13-15% increase over the formulaic cash bonuses provided under our annual incentive plan, to each of our executive officers.

Finally, we note that ISS’ quantitative analyses of our pay for performance alignment yielded a limited (“Medium”) concern level, and their concern level with respect to the qualitative factors of our program such as non-performance based pay elements, peer group benchmarking and severance/change-in-control arrangements were all categorized as “Low”.

We urge you to review the information offered in our 2013 proxy statement and consider the additional points in our analysis above in your decision to vote FOR Proposal 3.

We also welcome the opportunity to speak with you. Please contact Jon Klassen, Senior Vice President, General Counsel and Secretary, at (858) 207-5864 or jon.klassen@biomedrealty.com to discuss any of these points or our program generally.

Sincerely,

Richard I. Gilchrist

Chair, Compensation Committee